Exhibit 99.1

MWI VETERINARY SUPPLY ANNOUNCES FISCAL 2008 SECOND QUARTER RESULTS AND REAFFIRMS ITS FISCAL YEAR 2008 BUSINESS OUTLOOK

MERIDIAN, Idaho (May 1, 2008) – MWI Veterinary Supply, Inc. (Nasdaq:  MWIV) (the “Company”) announced financial results today for its second quarter ended March 31, 2008 of fiscal year 2008.

Highlights include:

•                  Revenues were $195.0 million for the quarter, approximately 11% higher than revenues for the same period in fiscal 2007.  Revenues were $398.3 million for the six months ended March 31, 2008, approximately 19% higher than revenues for the same period in fiscal 2007.

•                  Net income for the quarter was $4.4 million, approximately 19% higher than net income for the same period in fiscal year 2007.  Diluted earnings per share for the quarter were $0.36 compared to $0.31 for the same period in fiscal year 2007, an increase of approximately 16%.

•                  Our pharmacy sales grew by approximately 22% and our internet sales to independent veterinary practices and producers grew by approximately 41% for the quarter compared to the same period in fiscal 2007.  Our product sales from the internet as a percentage of sales improved to 27% for the quarter compared to 23% for the same period in fiscal 2007.

•                  We successfully negotiated and renewed vendor contracts with two of our largest vendors which have more favorable terms than our prior contracts with these vendors.

Jim Cleary, President and Chief Executive Officer, commented on the Company’s results:  “I am very pleased with MWI’s strong performance this quarter and during the first six months of fiscal year 2008, in particular our growth in revenues, profitability and value-added services.  These results are due to our team’s continued focus on our five core values of customer service, integrity, dedication, innovation and quality.”

Total revenues grew approximately 11% to $195.0 million for the quarter ended March 31, 2008, compared to $175.1 million for the quarter ended March 31, 2007.  Revenue growth in the quarter was lowered by a shift in the timing of price increases from two of our largest vendors.  These price increases were announced effective February 1, 2007 in the prior fiscal year but were announced effective January 1, 2008 in the current fiscal year.  This resulted in a shift of certain revenues that otherwise would have been earned in the quarter to our first fiscal quarter 2008, when revenues grew by approximately 26% from the same period in the prior fiscal year.  The increase in revenues for the quarter ended March 31, 2008 was attributable to an increase in product sales volumes for both new and existing customers.  Revenues attributable to new customers represented approximately 75% of the growth in total revenues during the quarter ended March 31, 2008.  Revenues attributable to existing customers represented approximately 25% of the growth in total revenues during the quarter ended March 31, 2008.

Gross profit increased by approximately 16% to $28.3 million for the quarter ended March 31, 2008, from $24.4 million for the same period in the prior fiscal year.  Gross profit as a percentage of total revenues was 14.5% and 14.0% for the quarters ended March 31, 2008 and 2007, respectively.  Our product margin improved in the quarter as we experienced higher companion animal revenues in the quarter ended March 31, 2008 compared to the same period in fiscal 2007 as a result of the shift in timing of price increases, as well as increased commissions on our agency sales of approximately 24%.  Vendor rebates decreased approximately $52,000 for the quarter ended March 31, 2008 compared to the quarter ended March 31, 2007.    In our press release issued January 31, 2008, we reported that rebates for the three months ended December 31, 2007 were approximately $1.0 million less than anticipated due to a difference with a key vendor over the amount of rebate dollars that were expected during the quarter under their program.  We earned approximately $400,000 of this amount in the quarter ended March 31, 2008.  We expect to earn the balance of these rebate dollars over the remainder of fiscal year 2008.

Operating income increased approximately 18% to $7.1 million for the quarter ended March 31, 2008, from $6.0 million for the same period in the prior fiscal year.  Selling, general and administrative (“SG&A”) expenses as a percentage of revenues were 10.5% and 10.2% for the quarters ended March 31, 2008 and 2007, respectively.  SG&A expenses increased approximately 15% to $20.4 million for the quarter ended March 31, 2008 from $17.8 million for the same period in the prior fiscal year.  The dollar increase in SG&A expenses was primarily due to increased compensation costs and location and occupancy costs.  These costs increased as we added 34 new field sales and telesales representatives as well as employees from the Tri V and Securos acquisitions and the new distribution center in Edwardsville, Kansas in October 2007.  This distribution center also increased our capacity by approximately 105,000 square feet.

Net income increased approximately 19% to $4.4 million for the quarter ended March 31, 2008, compared to $3.7 million for the same period in the prior year.  Diluted earnings per share were $0.36 and $0.31 per share for the quarters ended March 31, 2008 and 2007, respectively.

Six months ended March 31, 2008 compared to six months ended March 31, 2007

Total revenues grew approximately 19% to $398.3 million for the six months ended March 31, 2008, compared to $336.1 million for the six months ended March 31, 2007.  The increase in revenues for the six months ended March 31, 2008 was attributable to an increase in product sales volumes for both new and existing customers.  Revenues attributable to new customers represented approximately 53% of the growth in total revenues during the six months ended March 31, 2008.  Revenues attributable to existing customers represented approximately 47% of the growth in total revenues during the six months ended March 31, 2008.  Also contributing to revenue growth was the increase in commissions on our agency sales of approximately 43% to

$6.5 million for the six months ended March 31, 2008, from $4.6 million for the same period in the prior fiscal year.

Gross profit increased by approximately 16% to $58.1 million for the six months ended March 31, 2008, from $50.2 million for the same period in the prior fiscal year.  Gross profit as a percentage of total revenues was 14.6% and 14.9% for the six months ended March 31, 2008 and 2007, respectively.  The reduction in margin was partially due to actual rebate dollars decreasing by approximately $819,000 for the six months ended March 31, 2008 as compared to the same period in the prior fiscal year.

Operating income increased approximately 10% to $14.8 million for the six months ended March 31, 2008, from $13.5 million for the same period in the prior fiscal year.  The increase is a result of the revenue and gross profit growth discussed above.  SG&A expenses as a percentage of revenues were 10.5% and 10.6% for the six month periods ended March 31, 2008 and 2007, respectively.  SG&A costs increased approximately 18% to $41.7 million for the six months ended March 31, 2008 from $35.5 million for the same period in the prior fiscal year.   The dollar increase in SG&A expenses was primarily due to increased compensation costs and location and occupancy costs.  These costs increased as we added 34 new field sales and telesales representatives as well as employees from the Tri V and Securos acquisitions and the new distribution center in Edwardsville, Kansas in October 2007.  This distribution center also increased our capacity by approximately 105,000 square feet

Net income increased approximately 9% to $9.1 million for the six months ended March 31, 2008, compared to $8.3 million for the same period in the prior year.  Diluted earnings per share were $0.74 and $0.70 per share for the six months ended March 31, 2008 and 2007, respectively.

The change in dilutive shares reflects the issuance of 348,974 shares of common stock from our common stock offering that occurred in April 2007.

Business Outlook

The Company reaffirms its previous estimates for the fiscal year ending September 30, 2008. The Company expects revenues will grow approximately 16% from $710 million in fiscal year 2007 to approximately $825 million, and diluted earnings per share will be approximately $1.62 per share.

Conference Call

The Company will be hosting a conference call on May 1, 2008 at 11:00 a.m. eastern daylight time to discuss these results and its business outlook.  Participants can access the conference call by dialing (877) 604-9667 and international callers can access the conference by dialing (719) 325-4880.  The conference call will also be carried live on the Company’s web site at www.mwivet.com.  Audio replay will be made available through May 15, 2008 by calling (888) 203-1112 for calls within the United States or
(719) 457-0820 for international calls using the passcode 8668649 or by accessing the Company’s web site.

MWI is a leading distributor of animal health products to veterinarians across the United States of America. Products MWI sells include pharmaceuticals, vaccines, parasiticides, diagnostics, capital equipment, supplies, veterinary pet food and nutritional products. We market these products to veterinarians in both the companion animal and production animal markets. For more information about MWI, please visit our website at www.mwivet.com. For investor relations information please contact Mary Pat Thompson, Senior Vice President of Finance and Administration, and Chief Financial Officer at (208) 955-8930 or email investorrelations@mwivet.com.

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995).  Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those discussed in filings made by the Company with the Securities and Exchange Commission. Many of the factors that will determine the Company’s future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. Important assumptions and other important factors that could cause actual results to differ materially from those set forth in the forward-looking information include vendor rebates based upon attaining certain growth goals; changes in vendor contract terms including rebates, commissions, and exclusivity requirements; changes in the way vendors introduce products to market; the recall of a significant product by one of the Company’s vendors; seasonality; the impact of general economic trends on the Company’s business; the timing and effectiveness of marketing programs offered by the Company’s vendors; the timing of the introduction of new products and services by the Company’s vendors; regulatory matters; and competition. Other factors include changes in the rate of inflation; changes in state or federal legislation or regulation; the continued safety of the products the Company sells; and changes in the general economy.  Investors should also be aware that while we do, from time to time, communicate with securities analysts, it is against our policy to disclose any material non-public information or other confidential commercial information. Accordingly, stockholders should not assume that we agree with any statement or report issued by any analyst irrespective of the content of the statement or report. Furthermore, we have a policy against issuing or confirming financial forecasts or projections issued by others. Thus, to the extent that reports issued by securities analysts contain any projections, forecasts or opinions, such reports are not the responsibility of MWI Veterinary Supply, Inc.

MWI Veterinary Supply, Inc.

(Unaudited - Dollars and shares in thousands, except per share amounts)

Condensed Consolidated Statements of Income	Three Months Ended March 31,		Six Months Ended March 31,
	2008	2007	2008	2007
Revenues	$194,960	$175,053	$398,321	$336,098
Cost of product sales	166,692	150,631	340,268	285,927
Gross profit	28,268	24,422	58,053	50,171
Selling, general and administrative expenses	20,410	17,806	41,713	35,500
Depreciation and amortization	746	602	1,493	1,171
Operating income	7,112	6,014	14,847	13,500
Interest expense	(114)	(160)	(165)	(429)
Other income	158	143	444	278
Income before taxes	7,156	5,997	15,126	13,349
Income tax expense	(2,778)	(2,309)	(6,048)	(5,057)
Net income	$4,378	$3,688	$9,078	$8,292
Net income per share - diluted	$0.36	$0.31	$0.74	$0.70
Weighted average common shares outstanding - diluted	12,298	11,863	12,297	11,862

	March 31,	September 30,
Condensed Consolidated Balance Sheets	2008	2007
Assets
Cash	$1,396	$8,599
Receivables, net	118,363	111,676
Inventories	107,656	94,623
Prepaid expenses and other current assets	1,987	2,362
Deferred income taxes	984	518
Total current assets	230,386	217,778
Property and equipment, net	8,874	9,206
Goodwill	34,598	32,964
Intangibles, net	7,453	5,014
Other assets, net	2,323	2,232
Total Assets	$283,634	$267,194
Liabilities
Line-of-credit	$—	$—
Accounts payable	105,685	98,724
Accrued expenses	7,460	7,693
Current portion of long-term debt	97	97
Total current liabilities	113,242	106,514
Deferred income taxes	466	474
Long-term debt	97	195
Other long-term liabilities	249	—
Stockholders’ Equity	169,580	160,011
Total Liabilities and Stockholders’ Equity	$283,634	$267,194